Exhibit 99.T3E.3

Exhibit B
to
Second Amended Disclosure Statement with Respect to the Joint Second Amended
Chapter 11 Plan of Reorganization for MIG, Inc. dated August 19, 2010
PRO FORMA FINANCIAL PROJECTIONS
(as revised as of November 11, 2010)

MIG, Inc.
Projected Financial Information
Magticom has developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility.
Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered “forward-looking statements” within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which Magticom operates and will operate, the success or failure of Magticom in implementing its current business and operational strategies, the success of Magticom in maintaining its customer base, the ability of Magticom to maintain and improve its revenues and margins.
THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.
Over the last decade, MIG has focused its activities on developing telecommunications systems in emerging markets. Currently, MIG’s business activities are focused in the country of Georgia. MIG’s primary asset is its 46% ownership interest in Magticom Ltd (“Magticom”), the leading wireless telecommunications provider in the country of Georgia. Magticom’s long term strategy is to expand its telecommunications product offerings, grow beyond just mobile telephony, and offer subscribers a suite of related products: fixed wireless, mobile internet, TV, wireless banking, and Blackberry, while maintaining a high degree of customer care, market coverage, and a highly technologically advanced mobile telephony product.
MIG’s other operating assets include: 85% interest in Ayety TV, 100% interest in Telecom Georgia, and 100% interest in Telenet. The projections do not include any of MIG’s contingent assets (i.e. Paul Weiss litigation claim or NOLs); this does not imply they have no value, but rather that such value is unclear at this point.
The projections include results of the operations from Magticom’s six business lines: MagtiMobile: mobile telephony, MagtiFix: wireless fixed-line telephony, MagtiNet: fiber to the home internet service provider, MagtiTV: IP TV provider, MagtiBank: payment processing through the mobile phone, and Blackberry: a premium service to complement MagtiMobile.
The projections assume an Effective Date of January 1, 2010 and extend until yearend 2015. The forecast reflects the financial performance of the ongoing enterprise.
Magticom Revenues:
1.	MagtiMobile: Magticom assumes subscriber growth to follow similar growth patterns exhibited by comparable companies operating in comparable countries. MagtiMobile revenue projections are based primarily on the growth in the Georgian mobile penetration rate, Magticom’s mobile market share, and average revenue per mobile user.

2.	MagtiFix: Management projects 230,000 total subscriber additions in 2010. Magtifix revenue projections are based on anticipated number of MagtiFix subscribers and average revenue per subscriber each year. Average revenue per MagtiFix subscriber is projected to remain flat throughout the projection period.

3.	MagtiNet: MagtiNet revenue projections are based on the overall penetration rate of both the mobile broadband and household segments, MagtiFix’s market share, and average revenue of MagtiFix user.

4.	MagtiTV: MagtiTV household subscribers equal to MagtiNet household subscribers, of which 90% are HDTV customers and 10% are DTV customers. ARPU is assumed to remain flat throughout the projections period for each product.

5.	MagtiBank: Assumes addressable market (number of transactions) increases with GDP growth. MagtiBank revenue projections are based on changes in penetration and average costs per transaction.

6.	Blackberry: Blackberry revenue projections are based on anticipated subscribers and average revenue per Blackberry user. Projections assume that a certain percentage of MagtiMobile subscribers will use the Blackberry service each year.
Magticom Capital Expenditures:
Capital expenditures are allocated by each individual division of Magticom. Magticom has good clarity as to the estimated amount of capital expenditures in 2010 per division; Magticom projects capital expenditures in each year thereafter based on a percent of sales basis for each division.
Other Magticom Assumptions:
1.	Business model was prepared in GEL; conversion to $USD is based on upon the projected annual inflation rate differential between USD and GEL.

2.	Corporate taxes assumed to be 15%.
MIG Assumptions:
1.	MIG receives its full 46.0% interest in the $40 million Minimum Dividend payable to ITCL as defined in the 2009 LLC Agreement.

2.	MIG receives its full 46.0% interest of any and all Surplus Cash payable to ITCL as defined in the 2009 LLC Agreement.

3.	MIG Corporate overhead is based on MIG estimates; Operating Reserve is subject to change based on ultimate Agreed Budget to be included in the Plan Supplement.

4.	Since MIG’s other operating assets are in the process of being sold (or liquidated), they were removed from the projections.

Magticom
Unaudited Consolidated Balance Sheet
($ in millions)

	For the Year Ended December 31,
	2005A	2006A	2007A	2008A	2009A	Jun-10A
Assets

Cash & Cash Equivalents	$41.4	$32.2	$49.7	$149.4	$23.7	$43.2
Trade Receivables — Net	3.9	3.3	5.9	8.8	9.1	11.1
Current Prepayments	1.6	1.7	4.4	0.4	0.4	0.5
Other Current Assets	0.9	4.1	2.3	2.8	7.7	9.9

Current Assets	$47.7	$41.3	$62.3	$161.5	$40.9	$64.7

Prepayments for Property, Plant and Equipment	$0.0	$0.0	$0.0	$16.6	$12.2	$5.4
PP&E — Net	74.9	105.3	115.1	152.1	171.1	149.2
Intangibles — Net	26.7	48.8	52.3	59.0	63.9	56.9

Total Assets	$149.3	$195.4	$229.7	$389.2	$288.1	$276.1

Liabilities

Accounts Payable	$3.0	$12.9	$8.7	$21.7	$13.1	$12.7
Other Current Liabilities	19.2	13.1	10.2	7.6	7.9	6.5

Total Current Liabilities	$22.2	$26.1	$18.9	$30.0	$21.0	$19.2

Long Term Debt	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0

Total Liabilities	$22.2	$26.1	$18.9	$30.0	$21.0	$19.2

Equity

Share Capital	$3.5	$3.5	$3.5	$4.3	$3.6	$3.6
Net Retained Earnings	123.6	165.8	207.3	355.0	263.5	253.4

Net Owner’s Equity	$127.1	$169.3	$210.8	$359.2	$267.1	$257.0

Total Liabilities and Net Owner’s Equity	$149.3	$195.4	$229.7	$389.2	$288.1	$276.1

Magticom
Unaudited Consolidated Statements of Operations
($ in millions)

	For the Year Ended December 31,
	2005A	2006A	2007A	2008A	2009A	2010E	2011E	2012E	2013E	2014E	2015E

Revenue	$151.7	$177.3	$217.2	$280.3	$210.8	$254.6	$332.0	$398.6	$446.4	$484.1	$515.0
Operating Costs	(33.7)	(38.9)	(47.3)	(96.6)	(75.9)	(62.3)	(79.2)	(94.3)	(105.9)	(115.6)	(123.9)

Gross Profit	$118.0	$138.5	$169.8	$183.8	$134.9	$192.3	$252.8	$304.2	$340.4	$368.5	$391.1

Other Income	$0.0	$0.0	$0.0	$5.9	$6.5	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Selling, General and Administrative Expenses	(35.6)	(50.3)	(69.2)	(37.5)	(32.6)	(98.0)	(103.4)	(110.0)	(116.1)	(121.3)	(126.0)
Other Expenses	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Results from Operating Activities	$82.4	$88.2	$100.7	$152.4	$108.8	$94.3	$149.4	$194.2	$224.3	$247.3	$265.1

Financial Income & Non-operational gain/loss	$0.1	$0.7	$3.1	$31.9	$4.4	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Financial Expenses	0.0	0.0	0.0	(11.8)	(2.0)	0.0	0.0	0.0	0.0	0.0	0.0

Profit/(Loss) Before Income Tax	$82.5	$88.9	$103.7	$172.5	$111.2	$94.3	$149.4	$194.2	$224.3	$247.3	$265.1

Income Tax Expense	($14.1)	($17.4)	($20.7)	($21.9)	($16.7)	($14.1)	($22.4)	($29.1)	($33.7)	($37.1)	($39.8)

Profit/(Loss) for the Year	$68.4	$71.4	$83.0	$150.6	$94.5	$80.2	$127.0	$165.1	$190.7	$210.2	$225.4

MIG, Inc.
Unaudited Consolidated Balance Sheet
($ in millions)
The following preliminary, unaudited pro forma income statement and consolidated balance sheet of Reorganized MIG as of June 30, 2010 has been adjusted to give effect to the Restructuring as if it had occurred on such date (the “MIG Pro Forma Financials”). The MIG Pro Forma Financials reflects the financial performance of the ongoing enterprise.

	Jun-10	Restructuring		Pro Forma	For the Year Ended December 31,
	Book Value	Adjustments		Value	2010E	2011E	2012E	2013E	2014E	2015E
Assets
Cash & Cash Equivalents	$49.8	($44.8	)(A)	5.0	$2.3	$11.9	$22.0	$51.1	$106.6	$201.8
Restricted Cash	3.6			3.6	3.6	3.6	3.6	3.6	3.6	3.6

Current Assets	$53.4			$8.6	$5.9	$15.5	$25.6	$54.7	$110.2	$205.4

PP&E — Net	$0.0			$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Investment — MITI	915.5			915.5	908.4	903.0	900.0	899.3	900.8	904.8
Other Investments	62.4			62.4	62.4	62.4	62.4	62.4	62.4	62.4
Other Assets	2.3			2.3	2.3	2.3	2.3	2.3	2.3	2.3

Total Assets	$1,033.7			$988.9	$979.1	$983.2	$990.4	$1,018.8	$1,075.8	$1,175.0

Liabilities

Total Current Liabilities	$12.4			$12.4	$12.4	$12.4	$12.4	$12.4	$12.4	$12.4

Loan Payable — ITC	$1.3	($1.3)		$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Liability for Appraisal Judgment	204.6	(204.6	)(B)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Post-Petition Liabilities	3.3	(3.3	)(C)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
New MIG Notes	0.0	183.0	(D)	183.0	174.6	147.1	98.9	35.2	0.0	0.0

Total Liabilities	$221.6			$195.4	$187.0	$159.5	$111.3	$47.6	$12.4	$12.4

Equity

Preferred Stock	$18.6	($18.6	)(E)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Net Owner’s Equity	793.5			793.5	792.1	823.8	879.1	971.1	1,063.4	1,162.6

Total Liabilities and Equity	$1,033.7			$988.9	$979.1	$983.2	$990.4	$1,018.8	$1,075.8	$1,175.0
Note A — Assumes excess cash is used to pay down claims; subject to change of Operating Reserve per Agreed Budget. Excess Cash is subject to increase on account of dividends that may be received prior to Confirmation Date.
Note B — Assumes entire Liabilities for Appraisal Judgment claims will receive, in full and complete satisfaction for such claim against the Debtor, its Pro Rata Share of remaining Excess Cash and its Pro Rata Share of 100% of New MIG Notes.
Note C — Post-Petition Liabilities, which consist of post petition accounts payable, accrued professional fees, accrued salaries, accrued interest, and accrued other expenditures, are paid in full with cash.
Note D — Assumes the issuance of New MIG Notes. This Schedule shall not be deemed to alter, modify, or waive any of the terms of the Settlement Agreement or the New MIG Notes and New MIG Indenture that will be filed with the Plan Supplement.
Note E — Assumes the Preferred Stock claims that are not subject to treatment as Liabilities for Appraisal Judgment will receive, in full and complete satisfaction for such claim against the Debtor, its Pro Rata Share of remaining Excess Cash and its Pro Rata Share of 100% of New MIG Notes.

MIG, Inc.
Unaudited Projected Consolidated Statements of Operations
($ in millions)

	For the Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E	2015E

Minimum Dividend	$18.4	$18.4	$18.4	$18.4	$18.4	$18.4
Surplus Cash Flow	25.5	45.5	60.5	70.1	76.8	81.3

Gross Revenues	$43.9	$63.9	$78.9	$88.5	$95.2	$99.7

Overhead Cost	($12.8)	($4.9)	($4.9)	($4.5)	($4.5)	($4.5)

Results from Operating Activities	$31.1	$59.0	$74.0	$84.0	$90.7	$95.2

Financial Expenses	($25.4)	($21.9)	($15.7)	($8.1)	$0.0	$0.0

Profit/(Loss)	$5.7	$37.1	$58.3	$75.9	$90.7	$95.2
MIG, Inc.
Unaudited Projected Consolidated Statements of Cash Flows
($ in millions)

	For the Year Ended December 31,
	2010E	2011E	2012E	2013E	2014E	2015E

Operating Activities
Net Income	$5.7	$37.1	$58.3	$75.9	$90.7	$95.2
Addback: Non-Cash PIK Interest	10.7	9.2	6.6	3.9	0.0	0.0

Net Cash Provided By Operations	$16.4	$46.3	$64.9	$79.8	$90.7	$95.2

Investing Activities
Capital Expenditure	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Proceeds from Asset Sales	0.0	0.0	0.0	0.0	0.0	0.0

Net Cash Provided By Investing	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0

Financing Activities
Proceeds from Warrants	$0.0	$0.0	$0.0	$16.9	$0.0	$0.0
Principal Payments	(19.1)	(36.7)	(54.8)	(67.6)	(35.2)	0.0

Net Cash Provided By Financing	($19.1)	($36.7)	($54.8)	($50.7)	($35.2)	$0.0

Cash & Cash Equivalents at Beginning of Year	$5.0	$2.3	$11.9	$22.0	$51.1	$106.6
Net Increase/(Decrease) in Cash & Cash Equivalents	(2.7)	9.6	10.1	29.1	55.5	95.2

Cash & Cash Equivalents at End of Year	$2.3	$11.9	$22.0	$51.1	$106.6	$201.8

Magticom
Consolidated Income Statement

	Historical Period,
	FY 2008	FY 2009	Jan 2010	Feb 2010	Mar 2010	Apr 2010	May 2010	Jun 2010	Jul 2010	Aug 2010	Sep 2010
Revenue	$280.3	$212.2	$16.9	$14.8	$17.1	$16.5	$17.2	$16.5	$18.3	$17.7	$15.5
Operating Costs	104.3	96.0	8.1	7.9	8.2	8.0	8.2	8.1	8.4	7.8	7.0

Gross Profit	$176.0	$116.2	$8.8	$6.9	$8.9	$8.5	$9.0	$8.4	$9.9	$9.9	$8.5
Other Income	($3.0)	($5.7)	$0.0	($0.1)	($0.0)	($0.1)	($0.1)	($0.1)	($0.0)	($0.0)	($0.0)
SG&A	37.1	33.4	2.4	2.5	2.6	2.5	2.8	2.7	2.3	2.0	2.4
Other Expenses	0.3	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Operating Activities Results	$141.5	$88.6	$6.4	$4.5	$6.3	$6.1	$6.3	$5.8	$7.7	$7.9	$6.1
Financial Income	($29.8)	($4.4)	($0.6)	($0.2)	($0.3)	($0.2)	($0.3)	($0.7)	($0.4)	($0.1)	($0.5)
Financial Expenses	11.7	1.8	0.0	0.2	0.1	0.1	0.3	0.2	0.1	0.2	0.9

Profit/(Loss) Before Income Tax	$159.6	$91.2	$7.0	$4.5	$6.4	$6.1	$6.3	$6.2	$8.0	$7.8	$5.7
Income Tax Expense	19.4	10.8	1.1	0.7	1.0	0.9	1.0	0.9	1.2	1.2	0.9

Profit/(Loss)	$140.2	$80.4	$6.0	$3.8	$5.4	$5.2	$5.4	$5.3	$6.8	$6.6	$4.8
Magticom
Consolidated Balance Sheet

	Historical Period,
	FY 2008	FY 2009	Jan 2010	Feb 2010	Mar 2010	Apr 2010	May 2010	Jun 2010	Jul 2010	Aug 2010	Sep 2010
Current Assets
Cash & Cash Equivalents	$132.8	$24.3	$31.4	$35.9	$24.1	$33.1	$40.3	$41.1	$49.1	$61.0	$72.3
Inventories	2.5	1.7	1.8	2.9	3.1	3.6	4.7	5.4	5.4	5.4	6.1
Income Tax Receivable	0.0	11.3	9.9	9.2	8.2	7.2	6.2	5.0	3.7	2.0	1.7
Trade and Other Receivables	9.9	9.7	10.5	10.6	9.6	9.8	10.3	9.1	9.7	9.0	8.4
Prepayments for Current Assets	0.1	0.1	0.5	0.7	0.5	0.7	0.5	0.4	0.5	0.4	0.3

Total Current Assets	$145.2	$47.1	$54.1	$59.4	$45.4	$54.3	$61.9	$60.9	$68.4	$77.9	$88.7

Property, Plant and Equipment	$136.4	$156.5	$143.6	$141.9	$141.2	$138.4	$136.2	$130.8	$128.8	$133.0	$127.8
Intangible Assets	51.2	65.2	62.3	61.7	60.4	58.7	57.6	54.9	54.3	52.9	53.7
Prepayments for PP&E	14.9	12.9	10.5	10.3	8.9	7.6	6.1	6.4	7.5	6.4	6.8

Total Assets	$347.8	$281.7	$270.5	$273.3	$255.9	$259.0	$261.8	$253.0	$259.0	$270.3	$277.0

Liabilities & Equity
Trade and Other Payables	$20.7	$14.8	$18.6	$16.8	$16.8	$17.7	$16.6	$11.1	$9.5	$10.1	$12.0
Deposits & Deferred Revenues	7.6	7.2	6.2	6.2	6.1	6.3	6.2	5.4	5.5	5.5	5.1

Total Liabilities	$28.3	$22.0	$24.8	$23.0	$22.9	$24.0	$22.8	$16.5	$15.0	$15.5	$17.1

Equity
Share Capital	$3.8	$3.7	$3.6	$3.6	$3.6	$3.6	$3.5	$3.4	$3.4	$3.4	$3.5
Retained Earnings	315.8	256.0	242.1	246.7	229.4	231.4	235.4	233.1	240.5	251.3	256.4

Total Equity	$319.5	$259.8	$245.7	$250.3	$233.0	$235.0	$238.9	$236.5	$244.0	$254.7	$259.9

Total Liabilities and Equity	$347.8	$281.7	$270.5	$273.3	$255.9	$259.0	$261.8	$253.0	$259.0	$270.3	$277.0
Note: Historical financials presented in Lari; conversion from Lari to USD based upon monthly exchange rate.